Main Street Announces First Quarter 2018 Financial Results

First Quarter 2018 Net Investment Income Increased to $0.63 Per Share

First Quarter 2018 Distributable Net Investment Income(1) Increased to $0.67 Per Share

Net Asset Value Increased to $23.67 Per Share

HOUSTON, May 3, 2018 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") is pleased to announce its financial results for the first quarter of 2018.

First Quarter 2018 Highlights

  Net investment income of $37.0 million (or $0.63 per share), representing a 19% increase from the first quarter of 2017
  Distributable net investment income(1) of $39.3 million (or $0.67 per share), representing a 17% increase from the first quarter of 2017
  Total investment income of $55.9 million, representing a 17% increase from the first quarter of 2017
  Industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expense to Assets Ratio") on an annualized basis of 1.5%
  Net increase in net assets resulting from operations of $34.5 million (or $0.59 per share)
  Return on equity(2) for the trailing twelve month period ended March 31, 2018 of 13.1%
  Declared regular monthly dividends totaling $0.57 per share for the second quarter of 2018, or $0.19 per share for each of April, May and June 2018, representing a 2.7% increase from the regular monthly dividends paid for the second quarter of 2017
  Net asset value of $23.67 per share at March 31, 2018, representing an increase of $0.14 per share, or 0.6%, compared to $23.53 per share at December 31, 2017
  Completed $151.0 million in total LMM portfolio investments, including investments totaling $143.0 million in five new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $121.2 million in total LMM portfolio investments
  Net decrease of $1.3 million in middle market portfolio investments
  Net increase of $31.7 million in private loan portfolio investments
  Fully exited portfolio company equity investment in Hydratec, Inc., realizing a gain of $7.9 million and on a cumulative basis including debt and equity investments, realized a total internal rate of return of 17.9% and 2.7 times money invested
  Fully exited portfolio company debt and equity investments in SoftTouch Medical Holdings, LLC, realizing a gain of $5.2 million, a total internal rate of return of 24.2% and 1.8 times money invested

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman and Chief Executive Officer, stated, "We are pleased with our operating results for the first quarter of 2018, a quarter during which we significantly increased our total investment income and our distributable net investment income per share over the same period in the prior year. As a result of our positive performance, we again generated distributable net investment income per share in excess of our regular monthly dividends, exceeding the regular monthly dividends paid during the quarter by approximately 18%. In addition, we continued to demonstrate the unique benefits of our differentiated lower middle market investment strategy with the realized gains from the sales of Hydratech and SoftTouch. We also successfully completed over $150 million of lower middle market investments in the quarter, representing our strongest quarter of lower middle market growth to date, which we are confident will significantly benefit us in the future."

First Quarter 2018 Operating Results

The following table provides a summary of our operating results for the first quarter of 2018:

	Three Months Ended March 31,
	2018	2017	Change ($)	Change (%)
	(dollars in thousands, except per share amounts)
Interest income	$ 39,612	$ 38,463	$ 1,149	3%
Dividend income	13,831	6,982	6,849	98%
Fee income	2,499	2,444	55	2%
Total investment income	$ 55,942	$ 47,889	$ 8,053	17%

Net investment income	$ 36,975	$ 31,166	$ 5,809	19%
Net investment income per share	$ 0.63	$ 0.57	$ 0.06	11%

Distributable net investment income (1)	$ 39,278	$ 33,435	$ 5,843	17%
Distributable net investment income per share (1)	$ 0.67	$ 0.61	$ 0.06	10%

Net increase in net assets resulting from operations	$ 34,517	$ 31,450	$ 3,067	10%
Net increase in net assets resulting from operations per share	$ 0.59	$ 0.57	$ 0.02	4%

The $8.1 million increase in total investment income in the first quarter of 2018 from the comparable period of the prior year was principally attributable to a $6.8 million increase in dividend income from investment portfolio equity investments and $1.1 million net increase in interest income primarily related to higher average levels of investment portfolio debt investments, partially offset by a decrease in interest income associated with decreased repricing and other activities involving existing investment portfolio debt investments when compared to prior year. The total investment income in the first quarter of 2018 includes elevated levels of dividend income activity from certain investment portfolio equity investments, which may not be recurring at these same levels in future periods, partially offset by a decrease of $1.8 million related to lower accelerated prepayment, repricing and other activity for certain investment portfolio debt investments when compared to the same period in 2017.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $16.7 million in the first quarter of 2018 from $14.5 million for the corresponding period of 2017. This comparable period increase in cash operating expenses was principally attributable to (i) a $1.7 million increase in interest expense, primarily due to (a) a $2.2 million increase as a result of the issuance of our 4.50% Notes due 2022 in November 2017 and (b) a $0.4 million increase from the Small Business Investment Company ("SBIC") debentures due to the higher average balance as compared to the same period in 2017, with these increases partially offset by a decrease of $1.0 million related to the long-term revolving credit facility ("Credit Facility") due to the lower average balance during 2018 and (ii) a $1.1 million increase in compensation expense related to increases in the number of personnel, base compensation levels and incentive compensation accruals, with these increases partially offset by a $0.5 million increase in the expenses allocated to the external investment manager, a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties (the "External Investment Manager"), as a result of elevated non-recurring strategic activities at the External Investment Manager during the first quarter of 2018, in each case when compared to the same period in the prior year. Our Operating Expense to Assets Ratio for the first quarter of 2018 was 1.5% on an annualized basis, compared to 1.6% for the first quarter of 2017 and 1.5% for the year ended December 31, 2017, excluding certain non-recurring professional fees and other expenses incurred in 2017. Including the effect of those non-recurring expenses, the ratio for the year ended December 31, 2017 was 1.6%.

The $5.8 million increase in net investment income was primarily attributable to the increase in total investment income, partially offset by higher operating expenses both as discussed above.

The $5.8 million increase in the first quarter of 2018 in distributable net investment income, which is net investment income before non-cash, share-based compensation expense, was primarily due to the higher level of total investment income, partially offset by higher operating expenses as discussed above. Distributable net investment income on a per share basis for the first quarter of 2018 reflects (i) elevated levels of dividend income activity from certain investment portfolio equity investments, (ii) a decrease of approximately $0.03 per share from the comparable period in 2017 attributable to the net decrease in the comparable levels of accelerated prepayment, repricing and other unusual activity for certain investment portfolio debt investments and (iii) a greater number of average shares outstanding compared to the corresponding period in 2017 primarily due to shares issued through our at-the-market, or ATM, program, shares issued pursuant to our equity incentive plans and shares issued pursuant to our dividend reinvestment plan.

The $3.1 million improvement in the net increase in net assets resulting from operations was primarily the result of (i) a $6.9 million improvement in net unrealized appreciation (depreciation) from portfolio investments and SBIC debentures, including the impact of accounting reversals relating to realized gains/income (losses), (ii) a $6.6 million change in the income tax benefit (provision) from an income tax provision of $5.6 million for the first quarter of 2017 to an income tax benefit of $1.0 million for the first quarter of 2018, (iii) a $5.8 million increase in net investment income as discussed above and (iv) a $3.8 million improvement in the net realized loss from SBIC debentures outstanding at Main Street Capital II, LP ("MSC II") which had previously been accounted for on the fair value method of accounting, with these increases partially offset by a $20.1 million decrease in the net realized gain from investments to a total net realized gain from investments of $7.5 million for the first quarter of 2018. The net realized gain from investments of $7.5 million for the first quarter of 2018 was primarily the result of (i) the realized gain of $13.1 million resulting from gains on the exits of two LMM investments and (ii) realized gains of $3.2 million due to activity in our other portfolio, with these gains partially offset by the net realized loss of $8.6 million in our middle market portfolio, which is primarily the result of (a) the realized loss of $3.3 million on the exit of a middle market investment and (b) the realized loss of $5.3 million on the restructure of a middle market investment. The realized loss of $1.4 million on the repayment of SBIC debentures is related to the previously recognized bargain purchase gain resulting from recording the MSC II debentures at fair value on the date of the acquisition of the majority of the equity interests of MSC II in 2010. The effect of the realized loss is offset by the reversal of all previously recognized unrealized depreciation on these SBIC debentures due to fair value adjustments since the date of the acquisition in 2010.

The following table provides a summary of the total net unrealized depreciation of $9.5 million for the first quarter of 2018:

	Three Months Ended March 31, 2018
	LMM (a)	Middle Market	Private Loan	Other (b)	Total
	(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods due to net realized (gains)/(income) losses recognized during the current period	$ (18.8)	$ 8.8	$ (0.3)	$ (0.4)	$ (10.7)
Net unrealized appreciation (depreciation) relating to portfolio investments	(3.3)	(0.3)	(2.6)	6.0	(0.2)
Total net unrealized appreciation (depreciation) relating to portfolio investments	$ (22.1)	$ 8.5	$ (2.9)	$ 5.6	$ (10.9)

Unrealized appreciation relating to SBIC debentures (c)					1.4
Total net unrealized depreciation					$ (9.5)

(a)	LMM includes unrealized appreciation on 26 LMM portfolio investments and unrealized depreciation on 9 LMM portfolio investments.
(b)	Other includes $7.0 million of unrealized appreciation relating to the External Investment Manager, partially offset by $1.0 million of net unrealized depreciation relating to the other portfolio.
(c)

The $1.4 million of unrealized appreciation on the SBIC debentures held by MSC II which are accounted for on a fair value basis is due to the accounting reversals of previously recognized unrealized depreciation recorded due to fair value adjustments since the date of acquisition of MSC II on the debentures repaid.

The income tax benefit for the first quarter of 2018 of $1.0 million principally consisted of a deferred tax benefit of $1.9 million, which is primarily the result of the net activity relating to our portfolio investments held in our taxable subsidiaries, including changes in loss carryforwards, changes in net unrealized appreciation/depreciation and other temporary book-tax differences, and other current tax expense of $0.9 million related to (i) a $0.4 million accrual for excise tax on our estimated undistributed taxable income and (ii) current tax expense of $0.5 million related to accruals for U.S. federal and state income taxes.

Liquidity and Capital Resources

As of March 31, 2018, we had $29.1 million in cash and cash equivalents and $397.0 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities.

Several details regarding our capital structure as of March 31, 2018 are as follows:

  Our Credit Facility included $585.0 million in total commitments from a diversified group of fifteen participating lenders, plus an accordion feature which allows us to increase the total commitments under the facility to up to $750.0 million.
  $188.0 million in outstanding borrowings under our Credit Facility, bearing interest at an annual interest rate of 3.5%.
  $313.8 million of outstanding SBIC debentures through our three wholly owned SBIC subsidiaries, with $32.2 million of remaining capacity under the permitted maximum regulatory amount of SBIC debentures. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 3.7% and mature ten years from original issuance. The first maturity related to our SBIC debentures does not occur until 2019, and the weighted-average remaining duration was approximately 5.9 years.
  $185.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes due 2022"). The 4.50% Notes due 2022 mature on December 1, 2022 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $175.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes due 2019"). The 4.50% Notes due 2019 mature on December 1, 2019 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $90.7 million of notes outstanding that bear interest at a rate of 6.125% per year (the "6.125% Notes"). The 6.125% Notes mature on April 1, 2023, and we maintained the right to redeem the 6.125% Notes in whole or in part at our option on or after April 1, 2018. On March 1, 2018, we announced our intent to redeem the 6.125% Notes on April 1, 2018.
  Our net asset value totaled $1,396.6 million, or $23.67 per share.

Investment Portfolio Information as of March 31, 2018 (3)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of March 31, 2018:

	As of March 31, 2018
	LMM (a)	Middle Market	Private Loan
	(dollars in millions)
Number of portfolio companies	73	59	55
Fair value	$ 1,049.8	$ 617.9	$ 496.5
Cost	$ 898.9	$ 629.9	$ 521.6
% of portfolio at cost - debt	67.7%	96.7%	93.7%
% of portfolio at cost - equity	32.3%	3.3%	6.3%
% of debt investments at cost secured by first priority lien	98.4%	91.0%	94.3%
Weighted-average annual effective yield (b)	12.1%	9.2%	9.4%
Average EBITDA (c)	$ 4.8	$ 86.3	$ 43.0

(a)	We had equity ownership in 97% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 38%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including six LMM portfolio companies and three private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies, and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 166% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 3.0 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.6 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 3.1 to 1.0 and 2.6 to 1.0, respectively.(3) (4)

As of March 31, 2018, we had other portfolio investments in eleven companies, collectively totaling $101.1 million in fair value and $107.1 million in cost basis, which comprised approximately 4.4% of our investment portfolio at fair value.

As of March 31, 2018, there was no cost basis in our investment in the External Investment Manager and this investment had a fair value of $48.7 million, which comprised approximately 2.1% of our investment portfolio at fair value.

As of March 31, 2018, we had six investments on non-accrual status, which comprised approximately 0.8% of the total investment portfolio at fair value and approximately 3.3% at cost. Our total portfolio investments at fair value were approximately 107% of the related cost basis as of March 31, 2018.

External Investment Manager

The External Investment Manager maintains an investment sub-advisory relationship with HMS Income Fund, Inc., a non-listed business development company ("HMS Income"), and earns management fees for the services provided to HMS Income. During the first quarter of 2018, the External Investment Manager generated $2.8 million of fee income from this relationship, and HMS Income ended the first quarter of 2018 with total assets of over $1.1 billion. The relationship with HMS Income benefited our net investment income by $2.6 million in the first quarter of 2018 through a $2.1 million reduction of our operating expenses for expenses we allocated to the External Investment Manager for services we provided to it and $0.6 million of dividend income we received from the External Investment Manager.

First Quarter 2018 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, May 4, 2018 at 10:00 a.m. Eastern Time to discuss the first quarter 2018 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, May 11, 2018 and may be accessed by dialing 201-612-7415 and using the passcode 13678799#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's First Quarter 2018 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1) Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2) Return on equity equals the net increase in net assets resulting from operations divided by the average quarterly total net assets for the trailing twelve month period.

(3) Portfolio company financial information has not been independently verified by Main Street.

(4) These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN."

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(dollars in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2018	2017

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 21,955	$ 12,988
Affiliate investments	9,071	9,899
Non-Control/Non-Affiliate investments	24,916	25,002
Total investment income	55,942	47,889
EXPENSES:
Interest	(10,265)	(8,608)
Compensation	(5,491)	(4,430)
General and administrative	(2,974)	(2,940)
Share-based compensation	(2,303)	(2,269)
Expenses allocated to the External Investment Manager	2,066	1,524
Total expenses	(18,967)	(16,723)
NET INVESTMENT INCOME	36,975	31,166

NET REALIZED GAIN (LOSS):
Control investments	13,094	(682)
Affiliate investments	-	22,930
Non-Control/Non-Affiliate investments	(5,634)	5,317
SBIC debentures	(1,374)	(5,217)
Total net realized gain	6,086	22,348

NET UNREALIZED APPRECIATION (DEPRECIATION):
Control investments	(22,974)	11,880
Affiliate investments	14,238	(26,121)
Non-Control/Non-Affiliate investments	(2,146)	(7,850)
SBIC debentures	1,359	5,665
Total net unrealized depreciation	(9,523)	(16,426)

INCOME TAXES:
Federal and state income, excise and other taxes	(887)	(1,252)
Deferred taxes	1,866	(4,386)
Income tax benefit (provision)	979	(5,638)

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$ 34,517	$ 31,450

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.63	$ 0.57
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS PER SHARE - BASIC AND DILUTED	$ 0.59	$ 0.57

DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$ 0.570	$ 0.555
Supplemental dividends	-	-
Total dividends	$ 0.570	$ 0.555

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	58,852,252	55,125,170

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	March 31, 2018	December 31, 2017
ASSETS	(Unaudited)

Investments at fair value:
Control investments	$ 846,797	$ 750,706
Affiliate investments	359,460	338,854
Non-Control/Non-Affiliate investments	1,107,777	1,081,745
Total investments	2,314,034	2,171,305

Cash and cash equivalents	29,090	51,528
Interest receivable and other assets	40,159	36,343
Receivable for securities sold	14,311	2,382
Deferred financing costs, net	3,581	3,837

Total assets	$ 2,401,175	$ 2,265,395

LIABILITIES

Credit facility	$ 188,000	$ 64,000
SBIC debentures (par: $313,800 and $295,800 as of March 31, 2018 and December 31, 2017, respectively)	306,182	288,483
4.50% Notes due 2022 (par: $185,000 as of both March 31, 2018 and December 31, 2017)	182,167	182,015
4.50% Notes due 2019 (par: $175,000 as of both March 31, 2018 and December 31, 2017)	173,796	173,616
6.125% Notes (par: $90,655 as of both March 31, 2018 and December 31, 2017)	89,133	89,057
Accounts payable and other liabilities	15,049	20,168
Payable for securities purchased	21,859	40,716
Interest payable	8,510	5,273
Dividend payable	11,192	11,146
Deferred tax liability, net	8,687	10,553

Total liabilities	1,004,575	885,027

NET ASSETS

Common stock	590	586
Additional paid-in capital	1,325,998	1,310,780
Accumulated net investment income, net of cumulative dividends	10,015	7,921
Accumulated net realized gain from investments, net of cumulative dividends	(52,654)	(60,114)
Net unrealized appreciation, net of income taxes	112,651	121,195

Total net assets	1,396,600	1,380,368

Total liabilities and net assets	$ 2,401,175	$ 2,265,395

NET ASSET VALUE PER SHARE	$ 23.67	$ 23.53

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Net investment income	$ 36,975	$ 31,166
Share-based compensation expense	2,303	2,269
Distributable net investment income (1)	$ 39,278	$ 33,435

Per share amounts:
Net investment income per share -
Basic and diluted	$ 0.63	$ 0.57
Distributable net investment income per share -
Basic and diluted (1)	$ 0.67	$ 0.61

(1)

Distributable net investment income is net investment income, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is presented in the table above.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, President & COO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Mark Roberson / mroberson@dennardlascar.com
713-529-6600